Exhibit 99.1

Aeglea BioTherapeutics Reports Second Quarter 2022 Financial Results and Provides Program Updates

Cohort 2 Completed in Phase 1/2 Trial of AGLE-177; Data Expected in Fourth Quarter of 2022

Actively Engaged with FDA to Identify Potential Paths Forward for Pegzilarginase

Gross Proceeds of $45 Million from May 2022 Registered Direct Offering Extends Cash Runway Through the Second Quarter of 2023

Austin, Texas, August 4, 2022 - Aeglea BioTherapeutics, Inc. (NASDAQ:AGLE), a clinical-stage biotechnology company developing a new generation of human enzyme therapeutics as innovative solutions for rare metabolic diseases, today announced financial results for the second quarter ended June 30, 2022 and provided program updates.

“We continue to make progress with our Homocystinuria program and are encouraged by the physician and patient interest in advancing our Phase 1/2 trial. There remains a great need for better treatment options for Homocystinuria patients and we look forward to sharing data from this trial later this year,” said Anthony Quinn, M.B., Ch.B., Ph. D., president and chief executive officer of Aeglea.

“Given the current state of the financial markets and the implications for Aeglea and the biotechnology industry broadly, we are taking measures to reduce our cash burn and strengthen our financial position,” said Jonathan Alspaugh, chief financial officer of Aeglea. “This includes reevaluating the allocation of resources to the pegzilarginase program as all patients have now transitioned to open label studies from which we've collected significant data. While we work with the FDA to identify a viable path forward, we will ensure that patients currently on pegzilarginase continue to receive treatment. We have also made the decision to postpone certain activities in our preclinical Cystinuria program due to strategic realignment and manufacturing constraints.”

Dr. Quinn continued, “We continue to believe in the power of enzyme engineering to address unmet needs in rare metabolic diseases and that with our platform we have the potential to develop life-changing enzyme therapies for these patients. We remain dedicated to advancing our programs, supporting the patient communities we serve, and building a successful company.”

Program and Corporate Updates

AGLE-177 in Homocystinuria

•	Completed dosing of patients in cohort 2 in Phase 1/2 clinical trial; cohort 3 currently being enrolled.
•	Opened first U.S. site to support enrollment of clinical trial.
•	Expect to announce Phase 1/2 clinical data in the fourth quarter of 2022.

Pegzilarginase in Arginase 1 Deficiency

•

Actively engaged with U.S. Food and Drug Administration (FDA) to discuss items cited in the Refusal to File letter and to identify a viable regulatory approach and path to the resubmission of the Biologics License Application (BLA) for pegzilarginase for the treatment of Arginase 1 Deficiency.

Cystinuria

•

Continuing certain Investigational New Drug (IND)-enabling activities but have postponed some manufacturing and other activities due to strategic prioritization and limited availability of raw materials.

Corporate

•

Strengthened the company’s financial position with a registered direct offering resulting in gross proceeds of $45.0 million, which extends the company’s cash runway through the second quarter of 2023.

Second Quarter 2022 Financial Results

As of June 30, 2022, Aeglea had available cash, cash equivalents, marketable securities and restricted cash of $90.4 million, including the $45.0 million in gross proceeds from the company’s registered direct offering in May 2022. The company expects its cash, cash equivalents and marketable securities will enable it to fund its operating expenses and capital expenditure requirements through the second quarter of 2023.

Aeglea recognized development fee revenues of $0.6 million in the second quarter of 2022 as a result of its license and supply agreement with Immedica for the commercial rights to pegzilarginase in certain territories outside the U.S. The revenue was related to the PEACE Phase 3 trial and BLA package. In the second quarter of 2021, Aeglea recognized $13.7 million of license and development revenue in connection with the Immedica license and supply agreement.

Research and development expenses totaled $15.4 million for the second quarter of 2022 and $13.6 million for the second quarter of 2021. The increase was primarily associated with expenses related to IND-enabling activities for AGLE-325 for the treatment of Cystinuria and pegzilarginase manufacturing to support ex-U.S. supply. The increase was partially offset by a decrease in expenses related to the PEACE Phase 3 trial of pegzilarginase and reductions in preclinical lab work.

General and administrative expenses totaled $7.7 million for the second quarter of 2022 and $6.8 million for the second quarter of 2021. This increase was primarily due to increased compensation and other personnel expenses as well as commercial capabilities and infrastructure expenses.

Net loss totaled $22.3 million and $6.8 million for the second quarter of 2022 and 2021, respectively, with non-cash stock compensation expense of $2.0 million and $2.1 million for the second quarter of 2022 and 2021, respectively.

About Pegzilarginase in Arginase 1 Deficiency

Pegzilarginase is a novel recombinant human enzyme engineered to degrade the amino acid arginine and has been shown to rapidly and sustainably lower levels of the amino acid arginine in plasma. Aeglea is developing pegzilarginase for the treatment of people with Arginase 1 Deficiency (ARG1-D), a rare debilitating and progressive disease characterized by the accumulation of arginine. ARG1-D presents in early childhood and patients experience spasticity, seizures, developmental delay, intellectual disability and early mortality.

The PEACE Phase 3 clinical trial met its primary endpoint with a 76.7% reduction in mean plasma arginine compared to placebo. Additionally, 90.5% of pegzilarginase treated patients achieved normal plasma arginine levels. The arginine lowering was accompanied by a positive trend in Gross Motor Function Measure Part E, a measure of patient mobility. Aeglea’s Phase 1/2 and Phase 2 Open-Label Extension (OLE) data for pegzilarginase in patients with ARG1-D demonstrated clinical improvements and sustained lowering of plasma arginine. Pegzilarginase has received multiple regulatory designations, including Rare Pediatric Disease, Breakthrough Therapy, Fast Track and Orphan Drug designations from the U.S. Food and Drug Administration as well as Orphan Drug Designation from the European Medicines Agency.

About AGLE-177 in Homocystinuria

AGLE-177 is a novel recombinant human enzyme, which is engineered to degrade the amino acid homocysteine and its dimer. AGLE-177 is currently being studied in a Phase 1/2 clinical trial for the treatment of patients with Classical Homocystinuria, a rare inherited disorder of methionine metabolism that results in elevated levels of total homocysteine. Homocysteine accumulation plays a key role in multiple progressive and serious disease-related complications, including thromboembolic vascular events, skeletal abnormalities (including severe osteoporosis), developmental delay, intellectual disability, lens dislocation and severe near sightedness. Preclinical data demonstrated that AGLE-177 improved important disease-related abnormalities and survival in a mouse model of Homocystinuria. AGLE-177 has received both U.S. and EU Orphan Drug Designation as well as U.S. Rare Pediatric Disease Designation.

About Aeglea BioTherapeutics

Aeglea BioTherapeutics is a clinical-stage biotechnology company redefining the potential of human enzyme therapeutics to benefit people with rare metabolic diseases with limited treatment options. Pegzilarginase achieved the primary endpoint of arginine reduction in the PEACE Phase 3 clinical trial and has received both Rare Pediatric Disease and Breakthrough Therapy Designations. Aeglea also has an ongoing Phase 1/2 clinical trial of AGLE-177 for the treatment of Homocystinuria. AGLE-177 has been granted Rare Pediatric Disease Designation. Aeglea has an active discovery platform focused on engineering small changes in human enzymes to have a big impact on the lives of patients and their families. For more information, please visit http://aeglea.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our ability to obtain regulatory approval for, and commercialize, pegzilarginase, recognize milestone and royalty payments from our agreement with Immedica, the timing and success of our clinical trials and related data, the timing and expectations for regulatory submissions and approvals, including the MAA for pegzilarginase in Europe, timing and results of meetings with regulators, the timing of announcements and updates relating to our clinical trials and related data, including the clinical data for our Phase 1/2 trial of AGLE-177 in Homocystinuria, our ability to enroll patients into our clinical trials, the expected impact of the COVID-19 pandemic on our operations and clinical trials, success in our collaborations, the length of time that we believe our existing cash resources will fund operations, the potential addressable markets of our product candidates and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the Securities and Exchange Commission (SEC), and our other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors & Media

Kelly Boothe, Ph.D.
Vice President, Investor Relations & Corporate Communications
512.399.5458
investors@aeglea.com

media@aeglea.com

Financials

Aeglea BioTherapeutics, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 37,470	$ 15,142
Marketable securities	51,080	77,986
License and development receivables	479	815
Prepaid expenses and other current assets	7,617	4,948
Total current assets	96,646	98,891
Restricted cash	1,804	1,838
Property and equipment, net	3,890	4,549
Operating lease right-of-use assets	3,615	3,806
Other non-current assets	752	842
TOTAL ASSETS	$ 106,707	$ 109,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$ 1,958	$ 3,319
Operating lease liabilities	477	436
Deferred revenue	291	2,359
Accrued and other current liabilities	13,136	14,030
Total current liabilities	15,862	20,144
Non-current operating lease liabilities	4,316	4,608
Deferred revenue, net of current portion	2,372	1,217
Other non-current liabilities	—	16
TOTAL LIABILITIES	22,550	25,985

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of June 30, 2022 and December 31, 2021; no shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 61,172,510 and 49,355,130 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	6	5
Additional paid-in capital	472,939	425,765
Accumulated other comprehensive loss	(220)	(20)
Accumulated deficit	(388,568)	(341,809)
TOTAL STOCKHOLDERS’ EQUITY	84,157	83,941
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 106,707	$ 109,926

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue:
License	$—	$12,000	$—	$12,000
Development fee	625	1,696	1,987	1,696
Total revenue	625	13,696	1,987	13,696

Operating expenses:
Research and development	15,373	13,579	32,351	25,434
General and administrative	7,675	6,822	16,500	13,176
Total operating expenses	23,048	20,401	48,851	38,610
Loss from operations	(22,423)	(6,705)	(46,864)	(24,914)

Other income (expense):
Interest income	104	19	139	41
Other income (expense), net	5	(52)	1	(83)
Total other income (expense)	109	(33)	140	(42)
Loss before income tax expense	(22,314)	(6,738)	(46,724)	(24,956)
Income tax expense	(9)	(92)	(35)	(92)
Net loss	$(22,323)	$(6,830)	$(46,759)	$(25,048)

Net loss per share, basic and diluted	$(0.27)	$(0.10)	$(0.63)	$(0.38)
Weighted-average common shares outstanding, basic and diluted	82,209,032	65,631,906	73,650,146	65,618,207